EXHIBIT 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com

MYOGEN REPORTS 2005 FIRST QUARTER RESULTS

Denver, Colorado, May 2, 2005 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2005 first quarter results. As of March 31, 2005, the company had cash, cash equivalents and investments of $101.6 million. Net loss for the quarter ended March 31, 2005 was $18.3 million, or $0.51 per share, compared to a net loss of $16.0 million, or $0.60 per share in the same period last year.

“We had a productive quarter in which we made solid progress in the advancement of all three of our clinical development programs,” said J. William Freytag, President and Chief Executive Officer of Myogen. “We expect to report important clinical trial results for all three of our late-stage product candidates in the second half of this year.”

The company has three product candidates in late-stage clinical development: enoximone capsules for the treatment of patients with advanced chronic heart failure, ambrisentan for the treatment of patients with pulmonary arterial hypertension (PAH) and darusentan for the treatment of patients with resistant systolic hypertension. All three of the company’s product candidates are orally administered small molecules that the company believes have the potential to address existing unmet needs in their respective disease indications.

Product Portfolio Update

Enoximone: ESSENTIAL I & II, Myogen’s pivotal Phase 3 trials of enoximone capsules for the treatment of advanced chronic heart failure, have completed patient treatment. Data collection and blinded review in preparation for database lock for the trials continue to progress in line with expectations. The company expects to report preliminary results of the trials in July 2005.

The ESSENTIAL trials have three co-primary endpoints: (1) time from randomization to first cardiovascular hospitalization or all-cause mortality, (2) submaximal exercise capacity (as measured by six-minute walk distance), and (3) quality of life (as measured by patient global assessment). Data from both trials will be pooled for the analysis of the primary endpoint of cardiovascular hospitalization or all-cause mortality. The other two co-primary endpoints will be analyzed within each individual trial. Subject to the totality of the trial data, the company believes positive results relating to any one of the three co-primary endpoints could be sufficient to support regulatory approval of enoximone capsules in the United States and in various international markets.

Ambrisentan: In January 2004, Myogen announced the initiation of patient enrollment in ARIES-1 & -2, the two pivotal Phase 3 trials evaluating ambrisentan in patients with PAH. Each trial is designed to enroll 186 patients. ARIES-1 is being conducted in the United States and abroad. ARIES-2 is being conducted outside of the United States. The company expects to complete patient enrollment in ARIES-2 by the end of June 2005 and ARIES-1

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in the fourth quarter of 2005. The company plans to report preliminary results from each of the ARIES trials approximately six months following the completion of enrollment in each trial. Ambrisentan has been granted orphan drug designation for the treatment of PAH in both the United States and European Union.

Darusentan: In July 2004, the company initiated a Phase 2b randomized, double-blind, placebo-controlled clinical trial to evaluate the safety and efficacy of darusentan in patients with resistant systolic hypertension. Enrollment of 115 patients was completed in April 2005. Patients will undergo forced titration every two weeks through 10, 50, 100 and 150 mg of darusentan or placebo until the target dose of 300 mg once a day is achieved. The treatment period for the study is 10 weeks. The trial will conclude on July 8, 2005 and the company expects to report preliminary results one to two months thereafter.

The primary objective of this randomized, double-blind, placebo-controlled trial is to determine if darusentan is effective in reducing systolic blood pressure in patients with resistant systolic hypertension. Resistant hypertension is defined by The Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation and Treatment of High Blood Pressure sponsored by the National Institutes of Health (JNC7) as the failure to achieve goal blood pressure in patients who are adhering to full doses of an appropriate three-drug regimen that includes a diuretic.

Drug Discovery Research: Myogen is continuing to make progress in its drug discovery program, which is the subject of a broad collaboration with Novartis. The program is focused on the discovery, development and commercialization of new therapeutics for the treatment of heart muscle disease.

Financial Highlights for the Quarter ended March 31, 2005
Sales of Perfan® I.V. for the quarter were $909,000 versus $852,000 for the same period in 2004. The increase in sales from the prior year period was the result of a more favorable euro exchange rate. The cost of goods sold, as a percentage of Perfan I.V. sales, was 34% for the quarter compared to 32% for the same quarter in 2004. Research and development contracts revenue from the company’s research agreement with Novartis was $1.7 million for the quarter compared to $1.3 million for the same period in 2004.

Research and development expenses, excluding stock-based compensation expenses, increased 19% to $17.4 million from $14.6 million for the quarters ended March 31, 2005 and 2004, respectively. The increase in expenses for the 2005 period was primarily due to costs associated with increased patient enrollment, clinical monitoring and program management in the ESSENTIAL and ARIES trials.

Selling, general and administrative expenses, excluding stock-based compensation expenses, increased 45% to $3.2 million from $2.2 million for the quarters ended March 31, 2005 and 2004, respectively. The increase was primarily due to increased staffing and related recruiting costs and an increase in professional service costs.

2005 Financial Guidance
Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, availability, terms and timing of additional financing transactions and the potential for Myogen to enter into additional licensing or strategic collaborations.

For the year ending December 31, 2005, the company anticipates:

•	Total Perfan I.V. sales of $2.8 million to $3.4 million, an increase from prior guidance of $2.6 million to $3.2 million;

•	Total research and development contracts revenue of $6.0 million to $6.7 million;

•	Total operating expenses, excluding stock-based compensation expenses, of $90 million to $100 million; and,

•	Basic net loss per share between $2.30 and $2.60.

In addition, based on current spending projections, the company believes its cash, cash equivalents and investments are sufficient to fund operations through at least the end of the first quarter of 2006.

Corporate Communications Policy Update
Effective immediately, the company is revising its corporate communications policy. Under the new policy, the company will continue to provide guidance in its annual earnings press releases, teleconferences and web casts. In addition, the company will continue to confirm or update its annual guidance in its quarterly earnings press releases, teleconferences and web casts. The company may also update prior guidance during a fiscal quarter if management concludes that such guidance is no longer accurate in any material respect. Any update of the company’s prior guidance will be done in a widely disseminated news release. The company and management will not, however, publicly or privately confirm the company’s earlier guidance during a fiscal quarter. Rather, if asked, management will direct investors and analysts to the company’s most recently issued public guidance and indicate the prior guidance was effective as of the date it was given and that it is the company’s policy not to update or confirm guidance except in a widely disseminated press release. Other than as described above, the company undertakes no duty to update any forward-looking statement to reflect subsequent, events, actual results or changes in the company’s expectations. The company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Conference Call
J. William Freytag, President and CEO, and other members of Myogen’s senior management will provide a company update and discuss results via webcast and conference call on Monday, May 2, 2005 at 4:30 pm Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-218-8862 (domestic) or 303-262-2131 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, May 20, 2005. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 11028303#.

About Myogen
Myogen currently markets one product (Perfan® I.V.) in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of advanced chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant systolic hypertension. The company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit the company’s website at www.myogen.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to reporting of preliminary results from the company’s pivotal Phase 3 trials of enoximone capsules and ambrisentan, completion of patient enrollment in the company’s pivotal Phase 3 trials of ambrisentan, completion and subsequent release of preliminary results of the company’s Phase 2b trial of darusentan, and projections regarding the company’s product sales, research and development contracts revenue and operating expenses. Actual results could differ materially from those projected and the company cautions investors not to place undue reliance on the forward-looking statements contained in this release.

Among other things, the projected completion of any of the company’s clinical trial programs and the dissemination of the results of the clinical trial programs may be affected by difficulties or delays, including difficulties or delays in patient treatment, data collection or data analysis. In addition, the company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its current products, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. Preliminary results may not be confirmed upon full analysis of the detailed results of a trial. If the company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the company will not be able to market them. Even if the company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or the company may face post-approval problems that require the withdrawal of its product from the market. If the company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004 and Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen is providing the information contained in this release as of the date of the release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

MYOGEN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$55,052,621	$71,258,294
Short-term investments	45,097,749	48,330,819
Accrued interest receivable	333,352	290,972
Trade accounts receivable	1,105,095	946,177
Research and development contract amounts due within one year	1,550,000	300,000
Inventories	230,803	258,120
Prepaid expenses and other current assets	1,282,665	1,679,340

Total current assets	104,652,285	123,063,722

Long-term investments	1,498,181	—
Property and equipment, net	2,725,730	2,503,579
Other assets	27,299	35,421

Total assets	$108,903,495	$125,602,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,520,176	$10,681,667
Accrued liabilities	1,013,825	1,941,083
Current portion of deferred revenue	1,823,188	1,823,188
Current portion of deferred rent	61,706	59,456
Current portion of capital lease obligations	67,610	59,924
Current portion of notes payable, net of discount	1,556,271	1,821,806

Total current liabilities	18,042,776	16,387,124

Deferred revenue, net of current portion	942,956	1,398,753
Deferred rent, net of current portion	200,877	217,616
Capital lease obligations, net of current portion	90,074	112,728
Notes payable, net of current portion and discount	—	172,100
Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized at March 31, 2005 and December 31, 2004, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized and 35,766,892 and 35,731,581 shares issued and outstanding as of March 31, 2005 and December 31, 2004, respectively	35,767	35,732
Additional paid-in-capital	286,219,616	286,017,266
Deferred stock-based compensation	(2,089,120)	(2,534,535)
Accumulated other comprehensive loss	(76,217)	(42,203)
Deficit accumulated during the development stage	(194,463,234)	(176,161,859)

Total stockholders’ equity	89,626,812	107,314,401

Total liabilities and stockholders’ equity	$108,903,495	$125,602,722

MYOGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2005	2004
Revenues:
Product sales	$908,853	$851,647
Research and development contracts	1,705,797	1,339,628

	2,614,650	2,191,275

Costs and expenses:
Cost of product sold	308,115	271,130
Research and development (excluding stock-based compensation expense of $264,047 and $615,948, respectively)	17,405,405	14,624,436
Selling, general and administrative (excluding stock-based compensation expense of $251,890 and $595,906, respectively)	3,243,768	2,235,278
Stock-based compensation expense	515,937	1,211,854

	21,473,225	18,342,698

Loss from operations	(18,858,575)	(16,151,423)
Interest income, net	562,818	171,878

Loss before income taxes	(18,295,757)	(15,979,545)
Income taxes	5,618	6,876

Net loss	(18,301,375)	(15,986,421)
Net loss attributable to common stockholders	$(18,301,375)	$(15,986,421)

Basic and diluted net loss per common share	$(0.51)	$(0.60)

Weighted average common shares outstanding	35,757,832	26,461,163